 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
ANNOUNCES CANCELLATION OF THE SPECIAL MEETING SCHEDULED FOR MARCH 19, 2009

BRIDGETON, MO – March 12, 2009 – Katy Industries, Inc. (“Katy” or the “Company”) (OTC BB: KATY) announced today that its Board of Directors has determined that the proposal to amend the Company’s Certificate of Incorporation to change the number of issued and outstanding shares of Katy by effecting a 1-for-500 reverse stock split with cash paid in lieu of resulting fractional shares (the “Reverse Stock Split”) was no longer in the best interests of the Company.  This decision was due primarily to a change in the number of shares to be exchanged for cash in the Reverse Stock Split, which resulted in a substantial increase in the cost and expense of the Reverse Stock Split as compared to what was originally anticipated.  As a result, the Board of Directors has decided to abandon the Reverse Stock Split and to cancel the Special Meeting of Stockholders of the Company scheduled for March 19, 2009.  The Company will continue its current operations and will continue to be subject to the reporting requirements of the Securities and Exchange Commission.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4388